As filed with the Securities and Exchange Commission on April 25, 2006
                                               Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           -------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            -------------------------

                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
             (Exact name of Registrant as specified in its charter)

              Texas                                             75-1458323
   (State or other jurisdiction of                           (I.R.S. Employer
    incorporation or organization)                          Identification No.)

                   1301 Capital of Texas Highway, Suite C-300
                               Austin, Texas 78746
                    (Address of Principal Executive Offices)

               2005 Incentive and Non-Qualified Stock Option Plan
                   of American Physicians Service Group, Inc.
                                       AND
            American Physicians Service Group, Inc. Affiliated Group
                        Deferred Compensation Master Plan
                            (Full Title of the Plans)

                                   W. H. Hayes
            Senior Vice President - Finance, Chief Financial Officer
                   1301 Capital of Texas Highway, Suite C-300
                               Austin, Texas 78746
                                 (512) 328-0888
            (Name, address and telephone number of agent for service)

                                    Copy to:
                                Timothy L. LaFrey
                       Akin Gump Strauss Hauer & Feld LLP
                         300 West 6th Street, Suite 2100
                               Austin, Texas 78701
                                 (512) 499-6200
                             ----------------------
                         CALCULATION OF REGISTRATION FEE

========================================= ================= ====================== ====================== =================
                                                              Proposed Maximum       Proposed Maximum        Amount of
          Title of Securities               Amount to be     Offering Price Per     Aggregate Offering      Registration
            to be Registered                 Registered           Share(2)               Price(2)               Fee
----------------------------------------- ----------------- ---------------------- ---------------------- -----------------
----------------------------------------- ----------------- ---------------------- ---------------------- -----------------
Common Stock to be registered in              350,000              $14.92               $5,223,225            $558.89
respect of the 2005 Incentive and
Non-Qualified Stock Option Plan (1)

Common Stock to be registered in              150,000              $14.92               $2,238,525            $239.52
respect of the Affiliated Group
Deferred Compensation Master Plan
========================================= ================= ====================== ====================== =================


(1) Upon a future stock split, stock dividend or similar transaction involving the common stock of the registrant and during the effectiveness of this registration statement, the number of securities registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.
(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based on the average of the high and low price per common stock on April 19, 2006, as reported by NASDAQ.

                             INTRODUCTORY STATEMENT

     On April 6, 2005, the board of directors of American Physicians Service Group, Inc., referred to herein as the registrant or APSG, adopted the 2005 Incentive and Non-Qualified Stock Option Plan and submitted it to the shareholders for consideration and approval. The shareholders of APSG approved the plan at the annual meeting of shareholders held on June 14, 2005. On December 7, 2004, the board of directors of APSG adopted the American Physicians Service Group, Inc. Affiliated Group Deferred Compensation Master Plan and submitted it to the shareholders for consideration and approval. The shareholders of APSG approved the plan at the annual meeting of shareholders held on June 14, 2005. This registration statement on Form S-8 is being filed with the SEC in respect of both the 2005 Incentive and Non-Qualified Stock Option Plan and the American Physicians Service Group, Inc. Affiliated Group Deferred Compensation Master Plan.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of this registration statement on Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Such documents need not be filed with the Securities and Exchange Commission, or the SEC, either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 below, taken together, constitute a prospectus that meets the requirement of
Section 10(a) of the Securities Act.

ITEM 1. PLAN INFORMATION.

The document(s) containing the information specified in Item 1 of this registration statement on Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) promulgated under the Securities Act and may be obtained by plan participants free of charge from the APSG Corporate Secretary.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The document(s) containing the information specified in Item 2 of this registration statement on Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) promulgated under the Securities Act and may be obtained by plan participants free of charge from the APSG Corporate Secretary.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents and information previously filed by APSG with the SEC are incorporated by reference in this registration statement:

     o  Annual Report on Form 10-K for the year ended December 31, 2005; o
     o  Current Report on Form 8-K filed with the SEC on March 13, 2006;
     o the description of common stock set forth in the registration statement on Form 8-A, dated January 6, 1984, for registration of the common stock pursuant to Section 12(g) of the Exchange Act of 1934, as amended, or the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents filed by APSG pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained hereby modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Article 2.02-1 of the Texas Business Corporation Act, or the TBCA, provides that a Texas corporation shall have the power to indemnify anyone who was, is, or may become a defendant or respondent to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, or any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding, because such person is or was a director of the corporation, provided that (i) such person conducted himself in good faith, (ii) such person reasonably believed (A) that in the case of conduct in his official capacity as a director of the corporation that his conduct was in the corporation's best interests and (B) in all other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of a criminal proceeding, such person has no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement, or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that a director is not eligible for indemnification by a corporation. Instead, a person shall be deemed to be liable in respect of any claim, issue or matter only after a court of competent jurisdiction adjudges the person liable and the person has exhausted all available appeals. APSG may not indemnify a director as described above for obligations resulting from a proceeding (i) in which such person is liable on the basis that he improperly received personal benefit, whether or not the benefit resulted from an action taken in his official capacity, or (ii) in which such person is found liable to the corporation (except that in such cases APSG may indemnify such director against reasonable expenses the director actually incurs in connection with the proceeding unless the director's misconduct was willful, in which case APSG may not pay such indemnification).

     A corporation may provide indemnification as described above only if a determination of indemnification is made: (i) by a majority vote of a quorum of directors who the proceeding does not name as defendants or respondents at the time of voting, regardless of whether the directors not named defendants or respondents constitute a quorum; (ii) by a majority vote of a committee of the board of directors, if (A) the committee is designated by a majority vote of the directors who at the time of the vote are not named defendants or respondents in the proceeding, regardless of whether the directors not named defendants or respondents constitute a quorum, and (B) the committee consists solely of one or more of the directors not named as defendants or respondents in the proceeding;
(iii) by special legal counsel selected by the board of directors or a committee of the board by vote as set forth in (i) and (ii); or (iv) by the shareholders in a vote that excludes the shares held by the directors who are named defendants or respondents in the proceeding. A court may order indemnification even though APSG does not meet certain of these conditions, if the court deems indemnification proper and equitable; provided, however, that if the court determines that the indemnified person is liable to the corporation or that he improperly received a personal benefit, the court-ordered indemnification cannot exceed the reasonable expenses that the indemnified party actually incurred in connection with the proceeding.

     A person may be indemnified by a corporation as previously described against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding, provided, that if such a person is found liable to the corporation or is liable on the basis that he or she improperly received a personal benefit, the indemnification shall be limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be available in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

     A  corporation  shall  indemnify  a director  against  reasonable  expenses incurred by him in connection with the proceeding in which he is a named defendant or respondent because he is or was a director if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. In addition, if a director sues a corporation to recover indemnification in such a case, the court, upon ordering the corporation to pay indemnification, shall also award the director his expenses incurred in securing the indemnification. A corporation may pay, or reimburse a director for, the director's reasonable expenses incurred because he or she was, is, or may become a defendant correspondent in a proceeding, in advance of any final disposition of the proceeding and without any determination that the director is entitled to such payment or reimbursement under the above-described standards after the corporation receives a written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Article 2.02-1 of the TBCA and a written undertaking by or on behalf of the director (which must be an unlimited general obligation but that need not be secured, and that may be accepted without reference to the director's financial ability to pay) to repay the amount paid or reimbursed if it is ultimately determined that the director has not met that standard or if it is ultimately determined that indemnification of the director against expenses incurred by such director in connection with that proceeding is prohibited under the standards enumerated above. Notwithstanding the above, a corporation may pay or reimburse a director for expenses incurred in connection with the director's appearance as a witness or other participation in a proceeding at a time when the director is not a named defendant or respondent in the proceeding.

     Article 2.02-1 of the TBCA permits the purchase and maintenance of insurance or another arrangement on behalf of directors, officers, employees and agents of the corporation against any liability asserted against or incurred by them in any such capacity or arising out of the person's status as such, whether or not the corporation itself would have the power to indemnify any such officer or director against such liability; provided, that if the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the corporation would not have the power to indemnify the person only if the shareholders of the corporation have approved including coverage for the additional liability.

     Any indemnification of, or advance of expenses to, a director must be reported in writing to shareholders with or before the notice or waiver of notice of the next shareholders' meeting or before the next submission to shareholders of a consent to action without a meeting, and, in any case, within the12-month period immediately following such indemnification or advance.

     A corporation shall indemnify officers and others who are not officers, employees, or agents of the corporation, but who are serving at the corporation's request as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary for another entity, to the same extent that the corporation indemnifies directors. A corporation may indemnify and advance expenses to such officers and other persons to the same extent that it may indemnify, or advance expenses to, directors.

     Article IX of APSG's Restated Articles of Incorporation provides that, to the extent permitted by applicable law and by resolution or other proper action of the board of directors of APSG, APSG will indemnify its present and former directors and officers, its employees and agents and any other person serving at the request of APSG as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, association, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding to which any such person is, or is threatened to be made, a party and which may arise by reason of the fact he is or was a person occupying any such office or position. In addition, APSG currently maintains directors and officers' liability insurance.

     Article XVI of APSG's Restated Articles of Incorporation provides that APSG directors shall not be liable to APSG or its shareholders for monetary damages for an act or omission in the director's capacity as a director except for liability based upon (i) a breach of duty of loyalty to APSG or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act related to an unlawful stock repurchase or payment of a dividend.

     In addition to the indemnifications provided by APSG's Restated Articles of Incorporation, APSG has entered into indemnity agreements with its officers and directors. The agreements generally provide that, to the extent permitted by law, APSG must indemnify each person for judgments, expenses, fines, penalties and amounts paid in settlement of claims that result from the fact that they were was an officer, director or employee of APSG.

     The preceding discussion of indemnification agreements, APSG's Restated Articles of Incorporation and Section 2.02-1 of the Texas Business Corporation Act is not intended to be exhaustive and is qualified in its entirety by the indemnity agreements, Restated Articles of Incorporation and Section 2.02-1 of the Texas Business Corporation Act.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

     Exhibit No.  Description
     ----------   ------------
            4.1*  2005 Incentive and Non-Qualified Stock Option Plan of American
                  Physicians Service Group, Inc.
            4.2*  American Physicians Service Group, Inc. Affiliated Group
                  Deferred Compensation Master Plan.
            5.1*  Opinion of Akin Gump Strauss Hauer & Feld LLP.
           23.1*  Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).
           23.2* Consent of independent registered public accounting firm. 24.1* Power of Attorney (included on the signature page of this registration statement).
---------------
*Filed herewith.



ITEM 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided,  however,  that the  undertakings  set forth in paragraphs  (1)(i) and
(1)(ii) above do not apply to a registration statement on Form S-8 if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of APSG pursuant to the foregoing provisions, or otherwise, APSG has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by APSG of expenses incurred or paid by a director, officer or controlling person of APSG in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, APSG will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, APSG certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on April 25, 2006.

                        AMERICAN PHYSICIANS SERVICE GROUP, INC.

                        By:   /s/ Kenneth S. Shifrin
                             --------------------------------------------
                             Kenneth S. Shifrin
                             Chairman of the Board and Chief Executive Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints each of Kenneth S. Shifrin and W.H. Hayes with the power to act without the other, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign on his or her behalf individually and in each capacity stated below any or all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits and other documents relating thereto, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on April 25, 2006.

      Signature                                          Title
      ---------                                        ----------

/s/ Kenneth S. Shifrin                     Chairman of the Board and Chief
-----------------------                    Executive Officer
    Kenneth S. Shifrin                     (Principal Executive Officer)


/s/ W. H. Hayes                            Senior Vice President - Finance,
----------------------                     Secretary and Chief
    W. H. Hayes                            Financial Officer
                                           (Principal Financial Officer)


/s/ Thomas R. Solimine                     Controller
----------------------                     (Principal Accounting Officer)
    Thomas R. Solimine


/s/ Jackie Majors                                    Director
---------------------
    Jackie Majors


/s/ Lew N. Little, Jr.                               Director
----------------------
    Lew N. Little, Jr.


/s/ William A. Searles                               Director
-----------------------
    William A. Searles


/s/ Cheryl Williams                                  Director
----------------------
    Cheryl Williams

                                INDEX TO EXHIBITS

     Exhibit No.  Description
     ----------   -----------
            4.1*  2005 Incentive and Non-Qualified Stock Option Plan of American
                  Physicians Service Group, Inc.
            4.2*  American Physicians Service Group, Inc. Affiliated Group
                  Deferred Compensation Master Plan.
            5.1*  Opinion of Akin Gump Strauss Hauer & Feld LLP.
           23.1*  Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).
           23.2* Consent of independent registered public accounting firm. 24.1* Power of Attorney (included on the signature page of this registration statement).
---------------
*Filed herewith




                                       7